                                                                    EXHIBIT 23.1

The Board of Directors
724 Solutions Inc.

    We consent to the use of our reports included herein on the consolidated financial statements of 724 Solutions Inc. and on the financial statements of Spyonit.com, Inc. and Ezlogin.com, Inc. and to the references to our firm under the headings "724 Solutions -- Summary Historical Consolidated Financial Data", "724 Solutions -- Selected Historical Consolidated Financial Data" and "Experts" in the information statement/prospectus.


/s/ KPMG LLP
Toronto, Canada
January 4, 2001